UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  July 26, 2012

Commission File Number	Exact name of registrant as specified in its charter, address of principal executive offices and registrant's telephone number	IRS Employer Identification Number

1-8841	NextEra Energy, Inc. 700 Universe Boulevard Juno Beach, Florida 33408 (561) 694-4000	59-2449419

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT
Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)
On July 26, 2012, Oliver D. Kingsley, Jr., a director of NextEra Energy, Inc. (Company), advised the Company's Board of Directors (Board) that he will not stand for re-election as a director at the 2013 Annual Meeting of Shareholders (2013 Annual Meeting), and will retire from the Board upon the expiration of his term of service at the 2013 Annual Meeting.

(d)
On July 26, 2012, the Board approved an increase in the size of the Board from thirteen members to fourteen members and appointed John L. Skolds to fill the newly created directorship. In addition, effective on the same date, the Board approved the appointment of Mr. Skolds to the Nuclear Committee of the Board.

Mr. Skolds retired in September 2007 as Executive Vice President of Exelon Corporation, an integrated utility company (Exelon), and President of Exelon Energy Delivery and Exelon Generation. Mr. Skolds joined Exelon in 2000 as Senior Vice President of Exelon and Chief Operating Officer of Exelon Nuclear, and, in 2002, was named President and Chief Nuclear Officer of Exelon Nuclear. In December 2003, Mr. Skolds became Executive Vice President of Exelon and President of Exelon Energy Delivery, and, in March 2005, added the role of President, Exelon Generation.
Mr. Skolds will receive compensation for his service as a director consistent with the compensation paid to the other non-employee directors of the Company, as described in the Company's definitive proxy statement on Schedule 14A for the Company's 2012 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on April 6, 2012.  The compensation includes a grant of 400 shares of Company common stock under the NextEra Energy, Inc. 2007 Non-Employee Directors Stock Plan which is made to non-employee directors upon their initial appointment or election to the Board. These shares are not transferable until Mr. Skolds ceases to be a member of the Board and are subject to forfeiture if he ceases to be a member of the Board within five years of his initial appointment, other than by reason of his death, disability or attainment of the Board's mandatory retirement age.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NextEra Energy, Inc.
(Registrant)

Date: July 27, 2012

CHARLES E. SIEVING
Charles E. Sieving Executive Vice President & General Counsel

2